EXHIBIT 10.71

PG&E CORPORATION
SHORT-TERM INCENTIVE PLAN
(As adopted effective January 19, 2022)

1.    Purpose

Effective as of January 19, 2022 (the “Effective Date”), PG&E Corporation adopted this Short-Term Incentive Plan is to motivate and reward eligible officers and other employees of PG&E Corporation (or its successor) and its Participating Subsidiaries, and other designated participants, with financial incentives if they meet or exceed certain goals. The Plan was amended February 15, 2023 to reflect that, for performance periods starting on or after January 1, 2023, eligible participants must be employed on the pay-out date. The Plan is intended to be a bonus arrangement exempt from the Employee Retirement Income Security Act of 1974, as amended, and is not primarily intended to systematically defer payment until the termination of covered employment or beyond or to provide retirement income.

2.    Definitions

2.1    “Administrator” means the Committee.

2.2    “Award” means an award to a Participant with respect to a Performance Period granted under the Plan.

2.3    “Board” means the Board of Directors of PG&E Corporation.

2.4    “Clawback Policy” means the Corporation’s and the Utility’s Executive Incentive Compensation Recoupment Policy, as may be amended from time to time.

2.5    “Committee” means the People and Compensation Committee of the Board, as constituted from time to time.

2.6    “Corporation” means PG&E Corporation, or its successor.

2.7    “Group” means the Corporation and its Participating Subsidiaries.

2.8    “Participant” means any employee of the Group who (a) is considered an “officer” with respect to the Corporation or the Utility under Section 16 of the Securities Exchange Act of 1934, as amended from time to time, or who otherwise is an officer whose compensation is established and/or recommended by the Committee, (b) is employed in a job classification not included in a unit represented by a certified labor organization, (c) is employed in a union-represented job classification that is eligible to participate in the STIP as defined in the applicable collective bargaining agreements, or (d) otherwise is recommended by the Corporation Chief Executive Officer as a participant in the Plan.

2.9    “Participating Subsidiaries” means Pacific Gas and Electric Company, PG&E Corporation Support Services, Inc., PG&E Corporation Support Services II, Inc., or such other company, affiliate, subsidiary, or association as may be designated by the Committee.

2.10    “Performance Goal” means a target to be attained with respect to one or more performance criteria, which target may be expressed as a formula or a standard or otherwise, established by the Administrator (in its sole discretion) for a Performance Period. The performance criteria may relate to, without limitation, one or more of the following objective or relative indicators of safety, operational, or financial performance with respect to one or more Group members, a division or unit of one or more Group members, or the Participant, as determined by the Administrator: (i) sales revenue; (ii) gross margin; (iii) operating margin; (iv) operating income; (v) pre-tax profit; (vi) earnings before interest, taxes and depreciation and amortization (EBITDA)/adjusted EBITDA; (vii) net income; (viii) expenses; (ix) the market price of the Stock; (x) earnings per share; (xi) return on shareholder equity or assets; (xii) return on capital; (xiii) return on net assets; (xiv) economic profit or economic value added (EVA); (xv) market share; (xvi) customer service or customer satisfaction; (xvii) safety; (xviii) total shareholder return; (xix) earnings; (xx) cash flow; (xxi) revenue; (xxii) profits before interest and taxes; (xxiii) profit/loss; (xxiv) profit margin;

(xxv) working capital; (xxvi) price/earnings ratio; (xxvii) debt or debt-to-equity; (xxviii) accounts receivable; (xxix) write-offs; (xxx) cash; (xxxi) assets; (xxxii) liquidity; (xxxiii) earnings from operations; (xxxiv) operational reliability; (xxxv) environmental performance; (xxxvi) funds from operations; (xxxvii) adjusted revenues; (xxxviii) free cash flow; (xxxix) core earnings/earnings per share; (xxxx) operational performance; (xxxxi) ESG (environment, social, and governance); (xxxxii) DEI (diversity, equity, and inclusion); or (xxxxiii) security (including but not limited to infrastructure and cybersecurity).

Performance Goals may include a minimum, maximum, target level and intermediate levels of performance, with the final value of an Award determined under the applicable formula by the level attained during the applicable Performance Period, subject to any adjustments that the Administrator may decide to apply in its discretion. A Performance Goal may be stated as an absolute value or as a value determined relative to a standard selected by the Committee.

2.11    “Performance Period” means any period as determined by the Administrator, in its sole discretion, over which a Performance Goal is measured. The Administrator may establish different Performance Periods for different Participants.

2.12    “Plan” means this Short-Term Incentive Plan, as amended from time to time.

2.13    “Retire” means to resign from employment with the Group and to be at least 55 years of age on the date of resignation.

2.14    “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.

3.    Administration of the Plan

The Plan shall be administered by the Administrator, who will have the discretionary authority to do the following, in its sole discretion, but subject to applicable laws and requirements established by the Board.:

(a)     determine the persons to whom, and the time or times at which, Awards shall be granted and the size of each Award;

(b)    to determine the terms, conditions and restrictions applicable to each Award (which need not be identical), including, without limitation, (i) the size of each Award, (ii) the Performance Period, (iii) the Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (iv) the effect of the Participant’s termination of employment on any of the foregoing, and (v) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(c)    to amend the terms of any Award or to waive any restrictions or conditions applicable to any Award;

(d)    to prescribe, amend or rescind additional guidelines and terms relating to the Plan, including, without limitation, the terms of the annual Award program;

(e)    to interpret the terms of Plan, to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award and to make all other determinations and take such other actions with respect to the Plan or any Award as the Administrator may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law; and

(f)    to delegate to the Corporation Chief Executive Officer or the most senior Corporation officer responsible for Human Resources the authority with respect to ministerial matters regarding the Plan and Awards made under the Plan.

The decisions of the Administrator shall be final and binding on all parties making claims under the Plan. The Administrator, in its sole discretion, may delegate this administrative authority with respect to Participants who are not officers or other persons whose transactions in Company stock are subject to Section 16 of the Securities Exchange Act of 1934, as amended, to the Corporation Chief Executive Officer or the most senior Corporation officer responsible for Human Resources, subject to applicable laws and requirements established by the Board.

4.    Eligibility and Participation

Any individual who is a Participant on the first day of the relevant Performance Period or, if later, the first day of employment with the Group as a Participant, shall be eligible to participate in the Plan, and shall participate in the Plan as determined at the sole discretion of the Administrator (or appropriate delegate).

5.    Amount of Awards

5.1    With respect to each Participant, the Administrator (or appropriate delegate, and subject to applicable laws and requirements established by the Board) shall establish and communicate in writing one or more Performance Periods and one or more Performance Goals (including, if applicable and without limitation, threshold, target, and maximum Performance Goals, as well as individual modifiers).

5.2    The amount of each Award shall be determined by the Administrator (or appropriate delegate, and subject to applicable laws and requirements established by the Board) based on the extent to which the Performance Goals have been met.

5.3    The Administrator (or appropriate delegate, and subject to applicable laws and requirements established by the Board) reserves the right, in its sole discretion, to adjust, upward or downward, including to $0, the amount of an Award otherwise payable to a Participant with respect to any Performance Period, including adjusting the amount to reflect individual performance.

6.    Payment of Awards

6.1    Unless otherwise determined by the Administrator (or appropriate delegate) and except as otherwise set forth in Section 6.2 below, in order to receive payment of an Award, a Participant must have been employed by the Group at the end of the associated Performance Period. For Performance Periods starting on or after January 1, 2023, unless otherwise determined by the Administrator (or appropriate delegate) and except as otherwise set forth in Section 6.2 below, in order to receive payment of an Award, a Participant must be employed by the Group on the pay-out date.

6.2    Notwithstanding Section 6.1 above, and unless otherwise determined by the Administrator (or appropriate delegate) and subject to Section 8:

(a)    If a Participant Retires during a Performance Period, that Participant will remain eligible for a pro-rated associated Award payment based on the portion of that Performance Period during which the Participant was employed, based on Administrator (or appropriate delegate) approval of the Plan and Award, actual corporate performance, and achievement of the Performance Goals through the end of the applicable Performance Period.

(b)    Unless otherwise set forth in an applicable formal severance plan, policy, program, or agreement if a Participant who has been employed by the Group for at least six (6) months of the Performance Period is involuntarily terminated from employment with the Group during such Performance Period pursuant to a formal severance plan, policy, or program, such as a targeted voluntary severance program, or as a termination other than for cause (or term of similar import) under a severance policy or agreement, that Participant will remain eligible for a pro-rated associated Award payment based on the portion of that Performance Period during which the Participant was employed, based on Administrator (or appropriate delegate) approval of the Plan and Award, actual corporate performance, and achievement of the Performance Goals through the end of the applicable Performance Period.

(c)    If a Participant’s employment is terminated due to death or disability during a Performance Period, then the Participant or the Participant’s estate or legal representative, as applicable, will be eligible for a pro-rated associated Award payment based on the portion of the Performance Period during which the Participant was employed, based on Administrator (or appropriate delegate) approval of the Plan and Award, actual corporate performance, and achievement of the Performance Goals through the end of the applicable Performance period.

Any payment pursuant to this Section 6.2 will be made when payments under the Plan are otherwise made to Participants.

6.3     It is intended that participation in the Plan will not give rise to a “legally binding right” (within the meaning of Section 409A) to compensation and will, therefore, be exempt from the application of Section 409A. To the extent not so exempt, payments under the Plan shall be made within two months and 15 days following the end of the calendar year in which such payments cease to be subject to a “substantial risk of forfeiture,” within the meaning of Section 409A. In the event that the Corporation’s taxable year ceases to be the calendar year, then payments under the Plan shall be made within two months and 15 days following the later of the end of the calendar year or the Corporation’s taxable year in which such payments cease to be subject to a “substantial risk of forfeiture,” within the meaning of Section 409A.

6.4    Notwithstanding any other provision of the Plan to the contrary, any payment hereunder shall be subject to potential cancellation, recovery, repayment, or other action in accordance with the terms of any Clawback Policy. By accepting an Award, the relevant Participant agrees and consents to the enforcement and implementation of the Clawback Policy without further consent or action being required of the Participant.

7.    General

7.1    Tax Withholding. Payments under the Plan are subject to deduction for any federal, state, or local income and payroll taxes required by law to be withheld with respect to such payments. The Group also may withhold from any other amount payable hereunder to the Participant an amount equal to the taxes required to be withheld with respect to any payment under the Plan.

7.2    Claim to Awards and Employment Rights. Nothing in the Plan shall confer upon any Participant the right to continued employment with the Group, or affect in any way the right of any member of the Group to terminate the Participant’s employment at any time and for any reason, or to change the Participant’s responsibilities. Awards represent unfunded and unsecured obligations of the Group, and a holder of any right hereunder in respect of any Award shall have no rights other than those of a general unsecured creditor to the Group.

7.3    Nontransferability. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan, may not be assigned, pledged, or transferred except, in the event of a Participant’s death, by will, trust or the laws of descent and distribution, or by court order.

7.4    Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Group, members of the Board or the Committee and any officers or employees of the Group to whom authority to act for the Board, the Committee or the Corporation is delegated shall be indemnified by the Corporation against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Corporation, in writing, the opportunity at its own expense to handle and defend the same.

7.5    Expenses. The costs and expenses of administering the Plan shall be borne by participating companies in the Group, and may be equitably apportioned by the Administrator among companies within the Group. Each company whose officers or other employees are granted awards under the Plan shall be responsible for making payments pursuant to the Plan on behalf of Participants employed by that company, or for reimbursing the Corporation for the cost of such payments, as determined by the Corporation in its sole discretion. In the event that a company fails to make payment or reimbursement and the Corporation does not exercise its discretion to make the payment on such participating company’s behalf, a Participant’s (or other payee’s) sole recourse shall be against that Participant’s employer.

7.6    Titles and Headings. The titles and headings of the sections of the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

7.7    Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award shall be determined in accordance with the laws of the State of California (without giving effect to principles of conflicts of laws thereof) and applicable Federal law.

8.    Amendments, Suspension, or Termination of the Plan

The Administrator may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part. The Administrator may terminate the Plan at any time, provided such termination shall not affect the payment of any Awards with respect to a Performance Period that was completed by the Participant prior to the date of the termination.
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